Exhibit 21
Subsidiaries of Registrant

           US Subsidiaries*

1	BFI Medical Waste, Inc. (Delaware)

2	Boost GP Acquisition HoldCo, LLC (Delaware)

3	Healthcare Waste Solutions, Inc. (Delaware)

4	MedServe, Inc. (Delaware)

5	MedSolutions, Inc. (Texas)

6	Shred-it US HoldCo, Inc. (Delaware)

7	Stericycle Communication Solutions, Inc. (Delaware)

8	Stericycle Environmental Solutions, Inc. (Delaware) (f/k/a PSC Holdings, Inc.)

9	Stericycle International, LLC (Delaware)

10	Stericycle Management, LLC (Delaware)

11	Stericycle of Puerto Rico, Inc. (Puerto Rico)

12	Stericycle Specialty Waste Solutions, Inc. (Delaware)

13	The MPB Group, LLC (Delaware)

Non-US Subsidiaries*

1	Habitat Ecologico S. A. (Argentina)

2	Medam Srl (Mexico)

3	SRCL Ireland Limited fka Stericycle Ireland Ltd. (Ireland)

4	Stericycle Romania, Srl (Romania)

5	Stericycle Brazil, Ltd. (Brazil)

6	Stericycle Co Ltd. (Japan)

7	Stericycle Chile SA (Chile)

8	Stericycle Espana Srl (Spain)

9	Stericycle Europe Sarl (Luxembourg)

10	Stericycle International Holdings Ltd (UK)

11	Stericycle International Ltd. (UK)

12	Stericycle Portugal (Portugal)

13	Stericycle ULC (Canada)

14	SteriLux International Sarl (Luxembourg)

15	Stericycle Korea Co Ltd. (Korea)

*	states or jurisdictions of incorporation or formation are given in parentheses